Exhibit 99.1

NEWS RELEASE

For more information, contact: July 3, 2003

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

919-855-9925

NORTH STATE BANCORP REPORTS

SECOND QUARTER EARNINGS

North State close to $250 million in assets as expansion plans are announced.

Raleigh, NC. . . For the quarter-ended June 30, 2003, North State Bancorp, the holding company for North State Bank, reported net income of $230,000, compared to $147,000 for the same period in 2002. Net income for the six months ended June 30, 2003 was $437,000, compared to $267,000 for the same period in 2002, an increase of 63.6%. Total assets for North State Bancorp as of June 30, 2003 were $248 million, compared to total assets of $165 million as of June 30, 2002, an increase of 50.3%.

Total deposits as of June 30, 2003 were $215 million and total loans were $139 million, compared to $137 million in total deposits and $106 million in total loans reported for the second quarter of 2002, increases of 56.9% and 31.1%, respectively. “The second quarter of 2003 was a significant one for our Company,” said Larry D. Barbour, president and CEO for North State. “During this reporting period, we announced plans for three new offices, including plans for a headquarters facility and banking office at North Hills in Raleigh; opened our new facility in Garner; celebrated the third anniversary of our bank’s opening; and continued to grow loans, deposits and income according to plan. While we are pleased with our results to-date, we are keenly aware of the challenges we face. Those challenges make us even more appreciative of our shareholders and customers who continue to support our bank and to embrace ‘relationship banking’ as the way they want to do business.”

Founded in 2000, North State Bank is a full service community bank, headquartered in Raleigh, and currently serves Wake County with two offices, with one in Raleigh and one in Garner. Plans have been announced for a loan production office to open in August 2003 to be located at 11410 Common Oaks Drive in the Wakefield Corporate Center in northern Wake County near Wake Forest, NC; a new office to open in late 2003/early 2004 to be located across from Rex Hospital at 2413 Blue Ridge Road in Raleigh, NC; and a new headquarters and banking office to be completed no later than July 2004 on Six Forks Road in Raleigh, NC at the new North Hills.

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www.northstatebank.com

The information as of and for the quarter ended June 30, 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Bank’s FDIC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Bank.